UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2013

DECISIONPOINT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54200	37-1644635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8697 Research Drive
Irvine, CA 92618
(Address of principal executive offices) (Zip code)

(949) 465-0065
(Registrant's telephone number, including area code)

 Copies to:
Gregory Sichenzia, Esq.
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

As of August 15, 2013, DecisionPoint Systems, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with accredited investors (the “Investors”) for aggregate gross proceeds of $1,706,400. Closings were held as of August 15, 2013 and August 21, 2013. Pursuant to the Purchase Agreement, the Company sold an aggregate of 2,844,000 Units, each Unit consisting of one share of common stock and one warrant to purchase one-half of one share of common stock (the “Investor Warrants”), for a purchase price of $0.60 per Unit, such that the Company sold an aggregate of 2,844,000 shares of common stock (the “Common Shares”) and 1,422,000 Investor Warrants for aggregate gross proceeds of $1,706,400 (the “Private Placement”). The Investor Warrants have a five-year term and an exercise price of $1.00 per share

Pursuant to the Purchase Agreement, the Company granted to the Investors anti-dilution rights such that, for the period commencing on August 15, 2013 and terminating August 21, 2015, in the event the Company issues or grants any shares of common stock or securities convertible, exchangeable or exercisable for shares of common stock (subject to certain exceptions) pursuant to which shares of common stock may be acquired at a price less than $0.60 per share, then the Company will issue additional shares of common stock to the Investors in an amount sufficient that the subscription price paid under the Private Placement, when divided by the total number of shares issued, will result in an actual price paid by such Investors per share of common stock equal to such lower price.

The Company retained Newport Coast Securities, Inc. (the “Placement Agent”) as the placement agent for the Private Placement. The Company paid the Placement Agent $170,640 in commissions (equal to 10% of the gross proceeds), and issued to the Placement Agent five-year warrants (the “Placement Agent Warrants”) to purchase 170,640 shares of common stock (equal to 10% of the number of Units sold in the Private Placement) at an exercise price of $0.60 per share, exercisable on a cashless basis, in connection with the Private Placement.

The Investors included Nicholas Toms, the Company’s chief executive officer, who purchased 166,667 Units for an aggregate purchase price of $100,000, and an additional existing stockholder of the Company, who purchased 83,333 Units for an aggregate purchase price of $50,000.

The Company received net proceeds from the Private Placement of approximately $1.4 million, after deducting the Placement Agent’s commissions and other offering expenses. The Company intends to use the net proceeds for working capital and other general corporate purposes.

Pursuant to the Purchase Agreement, the Company agreed to, within 30 days of August 21, 2013, file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission covering the re-sale of the Common Shares and the shares of common stock underlying the Investor Warrants. The Company also agreed to use its best efforts to have the Registration Statement become effective as soon as possible after filing (and in any event within 120 days of the filing of such Registration Statement).

In connection with the foregoing, the Company relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering, and Rule 506 of Regulation D thereunder.

The foregoing descriptions of the Purchase Agreement, the Warrants, and the Placement Agent Warrants, are qualified in their entirety by reference to the full text of the Purchase Agreement, Investor Warrant, and Placement Agent Warrant, copies of each of which are attached as exhibits hereto.

Item 3.02     Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Investor Warrant
10.3	Form of Placement Agent Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: August 21, 2013	By:	/s/ Nicholas R. Toms
Name: Nicholas R. Toms
Title: Chief Executive Officer